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Exhibit 10.8

                 SOFTWARE DEVELOPMENT AGREEMENT FOR SKILL-BINGO

THIS AGREEMENT is made as of the 1st day of May 2001.

BETWEEN:

          BINGO.COM (CANADA) ENTERPRISES INC., a limited liability company incorporated under the laws of Canada and having its principal office at 3rd Floor, 1286 Homer Street, Vancouver, British Columbia, Canada, V6B 2Y5

                                                                 (the "COMPANY")

AND:

          MOSHPIT ENTERTAINMENT INC., a limited liability company incorporated under the laws of Canada, and having its principal office at 3rd Floor, 1286 Homer Street, Vancouver, British Columbia, Canada, V6B 2Y5

                                                               (the "DEVELOPER")

BACKGROUND:

A. The Company wishes to develop a computer program that incorporates the design concepts and specifications as defined in Schedule A and that operates efficiently over the Internet.

B. The Company wishes to retain the Developer to develop the Program based on specifications and criteria to be determined by the Company.

AGREEMENTS:

In consideration of the premises and mutual covenants and agreements set forth in this Agreement, the Company and the Developer agree as follows:

1.   DEFINITIONS & INTERPRETATION

1.1  DEFINITIONS. In this Agreement:

     "ALPHA COPY" means a working, playable version of the Program with fully-rendered graphics and sound that the Developer believes in good faith implements 85% or more of the features required for final acceptance;


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                                                                          Page 2

     "BETA COPY" means a working version of the Program recorded in executable form on the specified medium with any necessary supporting software and data, which has been fully tested by the Developer prior to delivery and which the Developer believes in good faith to be bug free and to implement fully all functions called for in the Specifications;

     "CONFIDENTIAL INFORMATION" has the meaning set out in section 7.1;

     "CONVERSION" means the Program as modified for use on a computer or delivery technology other than the platform or platforms set forth in Schedule A;

     "COST OF GOODS" means the actual cost to the Company of program media, manuals, and other collateral materials, packaging materials, manufacturing, and shipping costs for the Products;

     "DELIVERABLES" means the deliverable items contracted for, which are set out in the Development Schedule;

     "DEVELOPMENT SCHEDULE" is set out at Schedule B to this Agreement, which lists the Deliverables;

     "EFFECTIVE DATE" means the date of this Agreement;

     "FINAL COPY" means a non-copy protected and unencrypted disk master of the Program, recorded in executable form on the specified medium with any necessary supporting software and data, as to which all development work under this Agreement, and corrections to the Beta Copy, have been completed and which, prior to the delivery thereof to the Company, the Developer believes in good faith to conform in all respects to the Specifications;

     "PAYMENT SCHEDULE" is set out in Schedule B to this Agreement;

     "PROGRAM" means the software program described in the Recitals and the Specifications;

     "PRODUCT" means an object code copy of the Program, together with associated packaging, manuals, and collateral materials;

     "SOURCE MATERIALS" means:

     (a) all source code, documentation, notes, software tools, development aids, technical documentation, and other materials provided to the Developer by the Company for use in developing the Program; and

     (b) the source code, documentation, notes, and other materials which are produced or created by the Developer during the development of the Program, in such internally documented form as is actually used by the Developer for development and maintenance of the Program, together with all software tools, development

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                                                                          Page 3

          aids, and technical documentation created by or for the Developer, as they may be modified, corrected, or added to from time to time, that are necessary or helpful in the modification and maintenance of the Program; and

     "SPECIFICATIONS" for the Program will be set forth in Schedule A to this Agreement.

1.2 GENDER AND NUMBER. Words expressed in one gender include all genders, and the singular includes the plural and vice versa.

1.3 HEADINGS. Headings have been inserted into this Agreement for convenience of reference only and they do not affect the interpretation of this Agreement.

1.4 CURRENCY. All monetary values set out in this Agreement or in any Schedule to this Agreement are deemed to be in Canadian dollars, unless otherwise expressly stated.

2.   DEVELOPMENT & DELIVERY OF DELIVERABLES

2.1 DEVELOPMENT AND PROGRESS REPORTS. The Developer will, in good faith and using commercially reasonable efforts, develop each Deliverable in accordance with the Specifications. All development work will be performed by the Developer or its employees at the Developer's offices or by approved independent contractors who have executed confidentiality and work-for-hire/ assignment agreements that are acceptable to the Company. The Developer agrees that no development work will be performed by independent contractors without the express written approval of the Company. Each week following execution of this Agreement during which any development or testing under this Agreement remains uncompleted, and whenever the Company reasonably requests, the Developer will contact, or meet with the Company's representative, and report all tasks completed and problems encountered relating to development and testing of the Program. During such discussion or meeting, the Developer will advise the Company in detail of any recommended changes with respect to remaining phases of development in view of the Developer's experience with the completed development. In addition, the Developer will contact the Company's representative promptly by telephone upon discovery of any event or problem that may materially delay development work, and thereafter, if requested, promptly confirm such report in writing.

2.2 DELIVERY. The Developer will deliver all Deliverables for the Program within the times specified in the Development Schedule and in accordance with the Specifications.

2.3 MANNER OF DELIVERY. The Developer will comply with all reasonable requests of the Company as to the manner of delivery of all Deliverables, which may include delivery by electronic means.

2.4 DELIVERY OF SOURCE MATERIALS. Upon request by the Company, but in no event later than the delivery of the Final Copy, the Developer will deliver to the Company all Source Materials.




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                                                                          Page 4

3.   TESTING & ACCEPTANCE; EFFECT OF REJECTION

3.1 TESTING AND ACCEPTANCE PROCEDURE. The Developer will thoroughly test all Deliverables, and will make all necessary corrections as a result of such testing, prior to delivery to the Company. Upon receipt of a Deliverable, the Company may, in its sole discretion, either:

     (a) accept the Deliverable and make the milestone payment set forth in Schedule B; or

     (b) provide the Developer with notice of the aspects in which the Deliverable contains errors or does not conform to the Specifications and request that the Developer correct said Deliverable.

3.2 ADDITIONAL QA PASSES. If the Company requests that the Developer correct the Deliverable, then the Developer will within 5 calendar days of such notice, or such longer period as the Company may allow, submit at no additional charge a revised Deliverable in which such errors have been corrected. Upon receipt of the corrected Deliverable, the Company may, in its sole discretion:

     (a) accept the corrected Deliverable and make the milestone payment set forth in Schedule B; or

     (b) request that the Developer make further corrections to the Deliverable and repeat the correction and review procedure set forth in this section 3.2.

     In the event that the Company determines, in its sole discretion, that the Deliverable is still not acceptable after 3 attempts at correction by the Developer, then the Company may terminate this Agreement.

4.   OTHER OBLIGATIONS OF THE DEVELOPER

4.1 PRODUCT QUALITY. The Developer agrees that the Program will be of high quality and will be free of defects in material and workmanship in all material respects, and the Program will conform in all respects to the functional and other descriptions contained in the Specifications. For a period of one year after the date of acceptance of the Final Copy by the Company, the Developer will fix at its own expense:

     (a)  any errors or defects in the Program; and

     (b) any failure of the Program to conform to the Specifications that may be discovered in the Program.

4.2 PRODUCT SUPPORT. The Developer will provide the Company with reasonable technical support and assistance for a period of one year after the date of acceptance of the Final Copy by the Company. The Developer will inform the Company, and the Company will




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                                                                          Page 5

     inform the Developer, promptly of any known defects or operational errors in the program.

5.   PROPRIETARY RIGHTS & RIGHTS CONVEYED TO THE COMPANY

5.1 COMPANY'S OWNERSHIP RIGHTS. The Developer acknowledges and agrees that the Program, Product, and Source Materials, including but not limited to all source and object code, audiovisual effects created by the program code, and any documentation and notes associated with the Program, Product, and Source Materials are and will be the property of the Company. Title to all property rights, including but not limited to copyrights, trademarks, patents, and trade secrets, in the Program, Product, and Source Materials is with, and will remain with, the Company. No license or other rights in the Program, Produce, or Source Materials is granted to the Developer by or under this Agreement.

5.2 ASSIGNMENT OF RIGHTS. Subject to section 5.3, the Developer agrees to transfer and assign, and hereby transfers and assigns to the Company its entire right, title, and interest, if any, including without limitation all copyright ownership therein, no matter when acquired, in the Program and Source Materials, including but not limited to all source and object code, audiovisual effects created by program code, and any documentation and notes associated with the Program and Source Materials. The Developer will cooperate with the Company in perfecting any such assignment of rights, including without limitation by executing and delivering such documents as the Company may request. During and after the term of this Agreement, the Developer will assist the Company in every reasonable way, at the Company's expense, to establish original ownership of all such Developer's developments on the part of the Company. The Developer hereby waives any and all claims that the Developer may now or hereafter have in any jurisdiction to so-called "moral rights" with respect to the results of the Developer's work and services under this Agreement.

5.3 DEVELOPER'S LIBRARY ROUTINES AND MODULES. The Developer reserves all of its right, title, and interest in the Developer's library routines and modules used in the creation of the Program. In the event that the Company has, whether under this Agreement, by operation of law, or otherwise, acquired any right, title, or interest in the library routines and modules used by the Developer in the creation of the Program, the Company agrees to transfer and assign, and hereby transfers and assigns, to the Developer its entire right, title, and interest, if any, including without limitation all copyright ownership therein, no matter when acquired, in the library routines and modules used by the Developer in the creation of the Program. The Company will cooperate with the Developer in perfecting any such assignment of rights, including without limitation by executing and delivering such documents as the Developer may request. During and after the term of this Agreement, the Company will assist the Developer in every reasonable way, at the Developer's expense, to establish original ownership of all library routines and modules used by the Developer in the creation of the Program.

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                                                                          Page 6


6.   COMPETING PRODUCTS

6.1 COMPETING PRODUCTS. During the term of this Agreement and for as long as the Company, its affiliates, or its sublicensees operates or maintains an Internet portal or website that hosts, operates, and organizes skill-based bingo tournaments and competitions, the Developer will refrain from developing or assisting with the development of any computer software programs that offer the same or similar functions as the Program (the "COMPETING PRODUCTS"). For greater certainty, a Competing Product is a computer software program that does not infringe upon or violate the Company's or any third party's intellectual property rights, but that is the same specific type of program as the Program.

7    CONFIDENTIALITY

7.1 CONFIDENTIAL INFORMATION. The terms of this Agreement, the Source Materials, and any other source code, compute program listings, techniques, algorithms, and processes and technical and marketing plans or other sensitive business information, including all materials containing said information, which are supplied by the Company to the Developer or developed by the Developer in the course of developing the Program conversion is the confidential information (the "CONFIDENTIAL INFORMATION") of the Company.

7.2 RESTRICTIONS ON USE. The Developer agrees that, except as authorized in writing by the Company, the Developer will:

     (a)  preserve and protect the confidentiality of all Confidential
          Information;

     (b) not disclose to any third party the existence, source, content, or substance of the Confidential Information or make copies of the Confidential Information;

     (c) not deliver any Confidential Information to any third party, or permit the Confidential Information to be removed from the Developer's premises;

     (d) not use any Confidential Information in any way other than to develop the Program as provided in this Agreement;

     (e) not disclose, use, or copy any third party information or materials received in confidence by the Developer for purposes of work performed under this Agreement; and

     (f) require that each of its employees who work on or have access to the materials that are the subject of this Agreement sign a suitable confidentiality and work-for-hire/ assignment agreement and be advised of the confidentiality and other applicable provisions of this Agreement.

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                                                                          Page 7


7.3 LIMITATIONS. Information is not considered to be Confidential Information if the Developer can demonstrate that it:

     (a) is already or other becomes publicly known through no act of the Developer;

     (b) is lawfully received from third parties subject to no restriction of confidentiality;

     (c) can be shown by the Developer to have been independently developed by it without the use of Confidential Information;

     (d) is required or authorized by applicable law, regulation, or by administrative, quasi-judicial, or judicial order or decree to be disclosed; or

     (e) is authorized in writing by the Company to be disclosed, copied, or used.

7.4 RETURN OF SOURCE MATERIALS. Upon the Company's acceptance of the Final Copy of the Program, or upon the Company's earlier request, the Developer will provide the Company with all copies and originals of the Program and the Source Materials, as well as any other materials provided to the Developer or created by the Developer under this Agreement. Not later than 7 calendar days after the termination of this Agreement for any reason, or if sooner requested by the Company, the Developer will return to the Company all originals and copies of the Confidential Information, Program, and Source Materials, as well as any other materials provided to the Developer, or created by the Developer under this Agreement, except that the Developer may retain one copy of the Program and the Source Materials, which will remain the confidential property of the Company, for the sole purpose of assisting the Developer in maintaining the Program. The Developer will return said copy to the Company promptly upon request by the Company.

7.5 THIRD PARTY CONFIDENTIAL INFORMATION. The Developer acknowledges that its association with the Company is in no way conditioned or based upon its knowledge or disclosure to the Company of confidential information or trade secrets of others, and agrees that the Developer will not disclose to the Company or induce the Company to use confidential information or trade secrets belonging to any third party. The Developer will advise the Company of any arrangements or other circumstances that may give rise to such a confidential relationship.

8.   WARRANTIES, COVENANTS & INDEMNIFICATION

8.1 WARRANTIES AND COVENANTS OF THE DEVELOPER. The Developer represents, warrants, and covenants to the Company the following:

     (a) the Developer has the full power to enter into this Agreement and perform the services provided for in this Agreement, and that such ability is not limited or restricted by any agreements or understandings between the Developer and other persons or companies;


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                                                                          Page 8


     (b) any information or materials developed for, or any advice provided to the Company, will not rely or in any way be based upon confidential or proprietary information or trade secrets obtained or derived by the Developer from sources other than the Company, unless the Developer has received specific instructions in writing to use such proprietary information or trade secrets;

     (c) the code and other materials and information provided by the Developer, and any of the modifications made by the Developer, to the program materials provided by the Company do not infringe upon or misappropriate any copyright, patent right, right of publicity or privacy (including but not limited to defamation), trade secret, or other proprietary rights of any third party; and

     (d) its performance of this Agreement does not conflict, and will not conflict, with any other contract the Developer is a party to, and while working on the Program, the Developer will not engage in any such consulting services or enter into any agreement in conflict with this Agreement. The Developer will not provide any services under this Agreement while the Developer is an employee of any company or other entity.

8.2 DEVELOPER'S INDEMNITY. The Developer agrees to indemnify, hold harmless, and defend the Company and its directors, officers, employees, and agents from and against all claims, defence costs (including reasonable attorney's fees and disbursements), judgments, and other expenses arising out of or on account of such claims, including without limitation claims of:

     (a) alleged infringement or violation of any trademark, copyright, trade secret, right of publicity or privacy (including but not limited to defamation), patent, or other proprietary right with respect to the Program or Source Materials to the extent that the Developer has modified or added to the materials provided by the Company;

     (b) any use of confidential or proprietary information or trade secrets the Developer has obtained from sources other than the Company;

     (c) any negligent act, omission, or willful misconduct of the Developer in the performance of this Agreement;

     (d) the Developer's failure to comply with federal, provincial, or local law; and

     (e) the breach of any covenant or warranty set forth in section 8.1, above.

8.3 CONDITIONS TO INDEMNITY. The Developer's obligation to indemnify is conditioned on the Company's notifying the Developer of any claim as to which indemnification will be sought and providing the Developer with reasonable cooperation in the defense and

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                                                                          Page 9


      settlement thereof. Any claim for indemnity by the Company under this Agreement must be initiated or documented in writing prior to the second anniversary of the date on which the Company first becomes aware of circumstances that entitle the Company to claim financial recovery from the Developer under this Article 8.

9.    DEVELOPMENT FEES

9.1 PROGRESS PAYMENTS. The Company will pay the Developer according to the Payment Schedule set forth in Schedule B, upon the Company's acceptance of each deliverable.

9.2 COMPLIANCE WITH LAWS. Any and all amounts payable to the Developer under this Agreement will be subject to all laws and regulations now or hereafter in existence requiring the deduction or withholding of payment for income or other taxes payable by or assessable against the Developer. The Company will have the right to make such deductions and withholdings and the payment thereof to the governmental agency concerned, and the Developer agrees that it will make and prosecute any claims that it may have with respect thereto directly with the governmental agency having jurisdiction over such matter.

10.   TERMINATION

10.1 TERMINATION FOR NON-PERFORMANCE OR DELAY. In the event of a termination of this Agreement by the Company pursuant to section 3.2 of this Agreement, the Company will have no further obligations or liabilities under this Agreement. The Company will have the right, in addition to all of its other rights, to require the Developer to deliver to the Company all of the Developer's work in progress, including all originals and copies thereof, as well as any other materials provided to the Developer, or created by the Developer under this Agreement. Payment of any Development Schedule milestones under Schedule B which have been met will be deemed payment in full for all obligations of the Company under this Agreement, including full payment for all source code, object code, documentation, notes, graphics, and all other materials and work relating to the portion of the Program that has been completed as of the time of termination.

10.2 TERMINATION FOR CONVENIENCE. The Company may at any time terminate this Agreement on 21 calendar days written notice. In the event of such termination, the Company's entire financial obligation to the Developer will be for then accrued payments due under the Payment Schedule, plus the pro-rated portion of the next payment, if any, due with respect to items being worked on up to the time of termination.

11.   DISPUTE RESOLUTION & GOVERNING LAW

11.1 ARBITRATION. The parties agree to submit any dispute arising out of or in connection with this Agreement to binding arbitration in Vancouver, British Columbia before a single arbitrator, appointed by agreement of the parties (or, if they are unable to reach agreement within 21 calendar days, appointed by a justice of the British Columbia Supreme Court) pursuant to the provisions of this section 11.1, and to the extent not

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                                                                         Page 10


      inconsistent with this Agreement, the Commercial Arbitration Act (British Columbia), the International Commercial Arbitration Act (British Columbia), and the Rules of the British Columbia International Commercial Arbitration Centre. The parties agree that such arbitration will be in lieu of either party's rights to assert any claim, demand, or suit in any court action, provided that either party may elect either binding arbitration or a court action with respect to a breach by the other party of such party's proprietary rights, including without limitation any trade secrets, copyrights, or trademarks. Any arbitration will be final and binding and the arbitrator's order will be enforceable in any court of competent jurisdiction.

11.2 GOVERNING LAW AND VENUE. The validity, construction, and performance of this Agreement will be governed by the laws of British Columbia, and the applicable laws of Canada, and all claims and/ or lawsuit s in connection with this Agreement must be brought in the courts of British Columbia or in the Federal Court of Canada.

12.   GENERAL PROVISIONS

12.1 NOTICES. For the purposes of all notices and other communications required or permitted to be given under this Agreement, the addresses of the parties will be as indicated on page one, above. All notices will be in writing and will be sent via messenger, overnight delivery services, telecopier, or mail, and will be deemed complete upon receipt..

12.2 ENTIRE AGREEMENT. This Agreement, including the attached Schedules which are incorporated by reference as though fully set out, contains the entire understanding and agreement between the parties with respect to its subject matter, supersedes all prior oral or written understandings and agreements relating thereto except as expressly otherwise provided, and may not be altered, modified, or waived in whole or in part, except in writing, signed by the duly authorized representatives of the parties.

12.3 FORCE MAJEURE. Neither party will be held responsible for damages caused by any delay or default due to any contingency beyond its control preventing or interfering with performance under this Agreement.

12.4 SEVERABILITY. If any provision of this Agreement is held by a court of competent jurisdiction to be contrary to any law, the remaining provisions will remain in full force and effect as if said provision never existed.

12.5 CONTRACT ASSIGNMENT. This Agreement is personal to the Developer. The Developer may not sell, transfer, sublicense, hypothecate, or assign its rights and duties under this Agreement without the written consent of the Company. No rights of the Developer under this Agreement will devolve by operation of law or otherwise upon any receiver, liquidator, trustee, or other party. This Agreement enures to the benefit of the Company, its successors, and assigns.

12.6 WAIVER AND AMENDMENT. No waiver, amendment, or modification of any provision of this Agreement will be effective unless consented to by both parties in writing. No failure

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                                                                         Page 11



      or delay by either party in exercising any rights, power, or remedy under this Agreement will operate as a waiver of any such right, power, or remedy.

12.7 AGENCY. The parties are separate and independent legal entities. The Developer is performing services for the Company as an independent contractor. Nothing contained in this Agreement will be deemed to constitute either the Developer or the Company as an agent, representative, partner, joint venturer, or employee of the other party for any purpose. Neither party has the authority to bind the other or to incur any liability on behalf of the other, nor to direct the employees of the other.

12.8 CONTRACT INTERPRETATION. Ambiguities, inconsistencies, or conflicts in this Agreement will not be strictly construed against the drafter of the language but will be resolved by applying the most reasonable interpretation under the circumstances, giving full consideration to the parties' intentions at the time this Agreement is entered into.

12.9 NO THIRD PARTY RIGHTS. This Agreement is not for the benefit of any third party, and will not be considered to grant any remedy to any third party whether or not referred to in this Agreement.

12.10 LIMITATION ON LIABILITY; REMEDIES. Except as provided in Article 8 above with respect to third party indemnification, neither party will be liable to the other party for any incidental, consequential, special, or punitive damages of any kind or nature, including without limitation the breach of this Agreement or any termination of this Agreement, whether such liability is asserted on the basis of contract, tort (including negligence or strict liability), or otherwise, even if either party has warned or been warned of the possibility of any such loss or damage.

12.11 EQUITABLE RELIEF. The Developer acknowledges that any breach of the confidentiality provisions of this Agreement by the Developer will result in irreparable harm to the Company. The Developer therefore agrees that the Company will have the right to an injunction or other equitable relief to enforce this Agreement and any of its provisions, without prejudice to any other rights and remedies that the Company may have.

12.12 TIME. Time is of the essence in this Agreement.

12.13 RELATIONSHIP OF THE PARTIES. The Developer:

      (a) is an independent contractor, not an employee of the Company. No employment relationship is created by this Agreement;

      (b) as used in this Agreement, means the person or entity that signs this Agreement and all its employees and agents;

      (c) will retain independent professional status throughout this Agreement and will use his or her own discretion in performing the tasks assigned;

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                                                                         Page 12

      (d) is not an employee of the Company and is ineligible for any benefits that the Company offers to its employees; and

      (e) will report as income to the appropriate government agencies all compensation received pursuant to this Agreement and will pay all applicable taxes. The Company will not make deductions from its fees for taxes, insurance, bonds, or other subscription of any kind.


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                                                                         Page 13

12.14 COUNTERPARTS. This Agreement may be executed and delivered in counterparts and by telecopier with the same effect as if the parties had concurrently executed and delivered the same original copy of this Agreement.

AS EVIDENCE OF THEIR AGREEMENT the parties have executed this Agreement on the date written on page one, above.

Accepted and Agreed by the Company:        Accepted and Agreed by the Developer:

BINGO.COM (CANADA) ENTERPRISES INC.        MOSHPIT ENTERTAINMENT INC.

by:                                        by:

  /s/  Randy Peterson                        /s/  Steve White
----------------------------------         -------------------------------------
AUTHORIZED SIGNATORY                       AUTHORIZED SIGNATORY

by:                                        by:

  /s/  Tryon Williams
----------------------------------         -------------------------------------
AUTHORIZED SIGNATORY                       AUTHORIZED SIGNATORY

WE HAVE AUTHORITY TO BIND THE              WE HAVE AUTHORITY TO BIND THE
CORPORATION                                CORPORATION

                                   SCHEDULE A

                                 SPECIFICATIONS

                           SKILL BINGO , TOURNAMENT OF SKILL

SKILL BINGO, unlike the conventional namesake "Bingo", is a game of skill and not a game of chance. It is not a gambling game as the re are no elements of chance that predominate game play. The randomness of called numbers and unique bingo cards is not a factor in the winning outcome of this game. None of the elements of chance are necessary for game play. Any randomness introduced to the game play system will apply to all participants equally and is only in place to facilitate game play and provide for interest of play. SKILL BINGO lends itself to both the online or electronic format and conventional "bingo parlor" play.

Description of Traditional BINGO

      Traditional Bingo is a game of chance and essentially a lottery where multiple players purchase unique bingo cards, comprised of a series of numbers in preset patterns, that when compared to a series of randomly selected numbers called during the game, a winner is determined. The more cards the player has in the game the greater their chance of winning, only in the sense that buying more individual lottery tickets in a field of lottery tickets gives one a greater chance of winning the draw. People pay to play bingo and the primary motivator is to win money. The game contains the three elements that, for most jurisdictions, distinguish it as a gambling game i.e. Chance, Consideration and Reward.

      The following description applies to both the conventional parlor mode of play and Internet based game play, where players meet virtually.

      Traditional BINGO is played in person in a large hall. The more players and cards in play the greater the sum of money to be won. Players meet at the hall, pay a fee to get in, then the games begin. A night of BINGO consists of many BINGO games played continuously, one after another.

      A single BINGO game proceeds like this: Each player has a number of BINGO cards (players can usually play any number of cards but pay extra for additional cards). Each BINGO card has a grid of 5 rows and 5 columns thus providing 25 spaces.

      The columns are labeled from left to right with the letters: 'B', 'I', 'N', 'G', and `O'. With one exception (the center space under the letter "N" is labeled "free") the spaces in the card are assigned values as follows:

      O     Each space in the 'B' column contains a number from 1 - 15.

      O     Each space in the 'I' column contains a number from 16 - 30.

      O     Each space in the 'N' column contains a number from 31 - 45.

      O     Each space in the 'G' column contains a number from 46 - 60.

      O     Each space in the 'O' column contains a number from 61 - 75.

      A number can appear only once on a single card.

      Sample BINGO card:

      [Illustration of Bingo Card]


      Mathematically there are 1,474,200 possible unique bingo cards in a game. [4(15x14x13x12x11) + (15x14x13x12)] The number of possible BINGO cards has nothing to do with a player's chance of winning. It only creates a field of uniquely numbered cards.

      Chances of Winning

            Every BINGO game has a winning card, so a player's chances of winning depends on the number of cards in the game and how many cards they are playing. For example, if a player has 14 cards in a game with 1400 cards, the chances of winning for that player is 1 in 100.

      There are 75 possible BINGO numbers: B1 to B15, I16 to I30, N31 to N45, and G46 to G60 and O61 to O75

      In the conventional Bingo parlor a ball in a large rotating drum represents each of these numbers. Each ball is painted with its unique BINGO number. An announcer spins the drum to ensure the numbers are selected randomly, reaches in and selects a ball. He announces it to the room. The players check all of their cards to see if that number appears on their card. If it is, they mark it.

      When a player has a BINGO (i.e. 5 in a row, column, diagonal or one of many other game patterns), he or she calls out BINGO. The game pauses while the card is verified. If indeed a winner, the game stops and a new game begin. If the card wasn't a winner, the game proceeds where it left off. Each BINGO game proceeds until someone wins (there's always a winner).

      The online version of conventional Bingo is essentially the same except the physical aspect of a numbered ball and rotating drum is replaced with a series of random number generators that ensure randomly selected numbers. The virtual card replaces the printed-paper card. The virtual cards may be randomly generated or selected from a database of pre-generated cards. The people meet to play online utilizing computers versus meeting in person. Conventional Bingo is a gambling game! Most Internet based bingo games are played for fun or for sweepstakes prizes because of jurisdictional restrictions placed on gambling. Most conventional Bingo parlors must operate with jurisdictional authorization again because of restrictions place on gambling.

      SKILL BINGO GAME DESCRIPTION

      1. The look and feel of SKILL BINGO is similar to Bingo. The card layout and the calling of numbers will remain the same. The game is presently designed to take advantage of Internet play, however Skill Bingo has additional practicable applications for play in conventional parlors, closed LAN systems, WAP technology applications and most any other mode of multiplayer interactive technology. SKILL BINGO has enormous commercial value owing to the fact that, as a game of skill it is relieved of many of the restrictions and prohibitions that are imposed on gambling games by many jurisdictions. Additionally, it will be attractive to many organizations that have shied away from Bingo and other gambling games as a method of fund raising because of moral concerns about games of chance.

      2. The basis for winning changes completely. Bingo's elements of chance i.e. the random drawing of numbers and unique bingo cards, no longer determines the winner. Several skill sets are introduced that make SKILL BINGO a competitive game where skill, knowledge or a combination of both solely determines the winning outcome. The following skills are used to predominate the play of the game and allow for an experienced player to predictably win over an unskilled player:

            i.     Eye-hand coordination
            ii.    Reaction time
            iii.   Dexterity
            iv.    Spatial memory
            v.     Long term memory
            vi.    Pattern recognition
            vii.   Organizational skills
            viii.  Strategic planning
            ix. Game play knowledge, general knowledge and intelligence (depending on skill set being tested in the game format)

      3. All players will play identical cards where in Bingo all cards are unique. Even when playing multiple cards, all players playing the same number of cards will be presented with identical layouts and numbers.

      4. The player will select the number of cards (skill level) they wish to play in the game. When all players have logged in, selected their playing level, paid their entrance fees (similar to the purchase of Bingo cards) and received the game package the game is ready to proceed. Players with like numbers of cards will compete with those of the same number of cards, unless a handicapping procedure or open contest is in play. As the numbers are called, the player must quickly navigate the series of cards, identify and daub the identical numbers on their respective cards. All players play identical cards so it becomes a timed competition of who can keep up with the called numbers, navigate their cards, daub the respective numbers, identify winning combinations and stop the clock by the click of a button or similar action. As the numbers are called all players will potentially have bingo at the same time. A sophisticated method of timing is introduced so that the time difference of the start and stop of the game between players can be calculated. This time difference coupled with the successful marking of all numbers on all cards leading up to the bingo will determine the winners. Both speed and accuracy will be important. These are only two of many criteria that can be implemented into the judging protocol. For example it could also allow for a skill testing questions or product recognition.

      5. A ranking/handicapping system may be implemented to restrict skilled players to compete at a higher skill level i.e. more cards or with greater difficulty, than those of lesser skill or ranking. As an example, as a skilled player I can efficiently manage 25 cards during the play of a game but others can only handle 10. I would predictably win over all others and likely to take advantage of others in a system of play where a player's rank or handicap is not known. A skilled player would be restricted to play at a certain level but all players would be open to play above their ranking if they so desired.

      6. This type of game play lends itself to the ranking and handicapping of players just as in any other skill based sport or competition. The concept is similar to that of professional chess play. Skilled players will play more difficult games than those of lesser skill. Players can be ranked to facilitate fair game play and a system of handicapping could be implemented to allow competition between players of unequal skill-set. An open challenge format could also exist.

      7. As a players skill increases the difficulty of play can also increase. This, like in all contests of skill, allows for ongoing fair competition, skill development, ranking and peer recognition. The increase in gameplay difficulty and skill-set can be accomplished through a system of Bingo card and game play variance. For example:

            O     Number of cards played

            O     Speed at which numbers are called

            O Type of game patterns and combinations of games within a game i.e. line, diagonal, four corners and the other myriad of conventional patterns found in Bingo.

            O     Unexpected changing of card locations or order (shuffling)

            O     Varying Daubing methods

            O     Single, double or triple bingos required

            O     The addition of skill testing questions or puzzles etc.

            O Varying the number of columns or rows of letters and numbers to create larger or smaller number of spaces on the game card. Play can be adapted to accommodate renaming of the game to allow for sponsorship or advertising. I.e. instead of "bingo" in 5 columns maybe use "ford" in four or "Intel" in 5 columns or "Microtel" in 8 columns. Instead of numbers being called it may be words, symbols, pictures, sounds, colors or one of many other user input stimulus. This game can be adapted to allow for personal handicaps like deafness, blindness etc. depending on the stimuli built into the skill set. In fact it can be adapted not to include a bingo style card at all. It could be crosswords, trivia questions, and math problems. The basis of the play is the testing of knowledge and other skill sets in a timed forum.


      8. In traditional Bingo one of the primary game motivators is the chance of winning money over and above the cost of playing. Although one of the strong motivators of SKILL BINGO will be the thrill of competition, heightened by the ranking and peer recognition of successful gameplay, the financial incentive is still important. In conventional Bingo the player purchases individual cards for each given game or a bank of cards for a session. The prize pool is dependent on the number of cards bought and the cost of each card. The profit comes from winning a preset part of the prize pool. The prize pool in SKILL BINGO will not necessarily be depended on the number of cards in play. The proposed method of play will be in the form of an entrance fee paid to compete in a given game, much like in a tournament. Different skill levels may have different numbers of cards but the entrance fee will not necessarily depend on how many cards are being played. The percentage paid to the winners and the size of the prize pool will usually depend on the amount of the entrance fee, the numbers of players and any additional sponsorship monies should that be the type of game being played.

      9. To play the game of SKILL BINGO or any of the derivative games over the Internet, the players will be members of a game portal and identifiable. The preferred method for the payment of entrance fees will be by credit or debit card. As such, personal details and core data will be available for fraud prevention, security and the integrity of the system. The players will not necessarily be fully identifiable to each other and user names may be permitted. Unlike conventional Bingo played for fun over the Internet, this system allows for a ranking and handicapping system to be developed to facilitate fair competition and gameplay between players of uneven skill set. The ranking of players would be available information for all participants. At the end of each game scoring information would be available and historical statistical data would form the basis for ranking. This ranking/handicapping system could be a method reflecting speed of game play, games won at a given level, money earned or a combination of all. In addition, a method of play could be implemented so that if a player wins at a certain skill level for a predetermined number of games their ranking or handicap would increase. They would then be restricted from playing at a lower skill level or must play with an equalizing handicap. This would ensure that the skilled player could not always dominate in the lower skill level games. A player could always compete at a higher skill level if they so desired. An open challenge format could also be used where the size of the entrance fee and a predetermined skill level (number and type of cards to be played) would be self equalizing and the lesser skilled participants would play knowing they may be at a disadvantage, but they would gain the experience of more challenging play. The size and number of prize awards could be varied depending on the style of the game and the rules set in advance. The principle described in this paragraph can be adapted to accommodate SKILL BINGO to be played through any multiplayer interactive technology. It also lends itself to play in the conventional Bingo parlor with certain equipment modifications to capture speed, accuracy and other judging criteria.

      10. As mentioned above the system to facilitate SKILL BINGO incorporates a membership database, historical and statistical information database as well as a transactional system for the receiving of membership and entrance fees and payout of prizes.

      GAME SYSTEM OVERVIEW

      1. The game software being utilized is written in Java, as the game will then run on most platforms. The soft ware could be also written in C, C+ or HTML as required. In the preferred method the game software is resident on a system of clients and servers that are connected to the Internet. Other methods could include LANs, WANs, WAP enabled technologies or any other system of multiplayer interactive gameplay.

      2. The game system may include but is not restricted to:

            O     A Client/User (computer, WAP phone, PDA, game box etc.)

            O     Bingo/Game server

            O     SMS server (Server Management Software)

            O     Transactional system server and database

            O     Membership database

            O     Historical data and Ranking/Handicapping database

      3. Our preferred method is for the game to be run in a browser window however it could be a separate application.

      4. The Client software talks to the Game Server software and the SMS Server. The Game Server software talks to the SMS Server software. The SMS server talks to the Transactional Server and relevant databases.

      5. The Client Software resident on the Client performs the following functions:

            O Contains and displays the card combinations, sounds and other information sent by the Bingo Server to allow the user to play the game.

            O The Client Software communicates with the SMS Server on startup. The user will input core membership and financial data for authentication and the Client will send this information to the SMS Server. The user will be presented with options for game play and this input data will be forwarded to the SMS Server for the formation of the tournaments, collection of network and game entrance fees. A game for play is selected.

            O When the tournament is organized the client is passed over to the Bingo Server. The Client negotiates a secure channel
                  (SSL), which allows for an encrypted and secure communication between the Client and the Bingo Server.

            O For integrity purposes the Bingo Server sends a challenge phrase to the Client before the game commences. At the end of the game the Client must respond to the Bingo Server with the correct answer to ensure that the there has been no tampering.

            O At the start of the game the Bingo Server sends the game information (start game packet) to the Client. The information will include the layout of the cards, the numbers to be called, the speed and other skill set variables for the game to be played. This information is displayed to the user and the game commences. The Client Software displays the called numbers to the user, calculates the speed for the balls to be called and records the user input data, i.e. the daubing of the numbers on the cards. The preferred method for user input data will be via mouse, however this could be a keyboard or any other input peripheral. ON THE NOTIFICATION OF A BINGO, THE CLIENT SOFTWARE CALCULATES THE TIME TAKEN TO PLAY THE GAME FROM START TO FINISH AND SENDS THIS INFORMATION TO THE BINGO SERVER ALONG WITH ANY OTHER INPUT USER DATA FOR JUDGING PURPOSES. Because of latency issues inherent to the Internet the Bingo Server never really knows when the bingo is called by the Client and calculating the time of play in this method equalizes gameplay for all computers, regardless of processor speed or quality of Internet connection. Latency, distance and bandwidth no longer become issues for fairness and equality of play. In game systems like a LAN, where latency is already equal for all machines the timing could be calculated at the Bingo Server.

            O At the end of the game the Client displays the results of the competition and the updated financial or other information sent from the Bingo Server. The user will then decide whether to play another game at which time a new browser will be opened and the process repeats itself.

      6. The Bingo Server software resident on the Bingo Server is game specific and performs the following functions:

            O Responsible for the play of the game. Sets the parameters of play, the type of games and patterns, the skill levels, the number of cards and the type of tournaments.

            O Generates the Bingo cards from a database of cards, random number generators or preset combinations. The cards may be of a traditional makeup with 5 columns and 5 rows totaling 25 spaces. Across the top are the columns indexed with the letters BINGO. The middle space is free while the remaining 24 spaces show a unique number between 1 and 75. As mentioned above the game can be adapted to any number of layouts, spaces, numbers, pictures etc.

            O Generates the called numbers from a database of preset numbers or calculates them through a random number selection generator.

            O Sends the challenge phrase to the client and receives the answer at the end of the game. It compares the information to ensure no tampering.

            O     Receives the Organized tournaments from the SMS Server.

            O     Gives the start time for the game.

            O     Listens for bingos called.

            O Calculates the winners from the user input data, game play timing and other information sent by the Client.

            O Responds and tells the client to display the results of the game.

            O Communicates with the SMS Server and forwards game results and other statistical information.

      7.    The software on the SMS Server performs the following functions:

            O The SMS Server hosts the website that the client initially communicates with and will log in with to play the game.

            O Communicates with the Client and authenticates the membership and identity of the player. The SMS Server can validate or deny access to the client. Game tournaments can be tailored for different jurisdictional requirements or restrictions.

            O     Communicates with the transactional server or application.

            O Communicates with the Ranking/Handicapping server or application.

            O Contains the tournament logic. Organizes the multiple clients and the tournaments. Collects network fees, entrance fees and talks with the membership database.

            O The SMS Server will ensure that the tournament conditions are met and then will allocate a Bingo Server to host a game within the tournament setup. The SMS Server will pass the players to the Bingo Server for gameplay.

            O Communicates with the Bingo Server after the game completes to update results and other statistical information.

                                   SCHEDULE B

                    DEVELOPMENT SCHEDULE & PAYMENT SCHEDULE

ITEM                                 DUE DATE           PAYMENT UPON ACCEPTANCE
----                                 --------           -----------------------
Contract signing                     May 1, 2001        $ 30,000
Delivery of Alpha Copy               June 16, 2001      $ 60,000
Delivery of Beta Copy                July 23, 2001      $ 60,000
Delivery of Final Copy and Source
Materials                            July 30, 2001      $ 90,000
Acceptance of Final Copy             August 31, 2001    $ 60,000
                                                        --------
TOTAL:                                                  $300,000
                                                        ========


Each of the foregoing milestone payments will be payable upon the Company's acceptance of an acceptable Deliverable.

BONUS. The Company agrees to pay the Developer a bonus of $50,000, which will be payable to the Developer in the event that the Developer delivers a Final Copy of the Program that is acceptable to the Company prior to July 16, 2001.